UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.
NOTICE OF CONSENT SOLICITATION DEADLINE
YOU HAVE 20 DAYS LEFT TO VOTE

To the Limited Partners of LEAF EQUIPMENT LEASING INCOME FUND III, L.P.:

We need your vote!  The deadline for voting on the proposal to amend the limited partnership agreement is October 3, 2011.  The General Partner continues to recommend a vote FOR the proposal.

The General Partner has received numerous inquiries from limited partners and their representatives regarding the proposal.  To assist you in deciding how to vote, below are four of the most common questions and the General Partner’s responses thereto.

Please do not forget to vote before the deadline.  For your convenience a copy of your consent solicitation ballot has been included with this letter.  Please return the completed ballot via mail or facsimile before the October 3, 2011 deadline so your vote can be counted.  If you have any questions or need any assistance please contact our Investor Relations Department at IR@LEAF-Financial.com or 866.323.0241.

Sincerely,

LEAF Asset Management, LLC
General Partner

Frequently Asked Questions

1.	If the proposal is accepted, will I have to contribute additional funds?
No.  No additional funds are required.  The Partnership is not seeking any additional funds from any partner.

2.	If the proposal is accepted, will that mean that current distributions will be cut?
No.  The proposal does not impact distribution policy.  The General Partner expects that the current distribution level will be maintained for the foreseeable future.

3.	What does this proposal do?
The proposal amends the limited partnership agreement to allow the Partnership to use distributable cash left over after paying distributions to be used to invest in new equipment, equipment leases or loans in order to generate additional cash flow for the Partnership.

4.	Why is a vote needed?
The partnership agreement prohibits distributable cash from being used to invest in new equipment, equipment leases or loans unless distributions have been paid cumulatively at the original rate of 8.5% per year.  The Partnership is unable to make distributions at that level, so in order to invest in new assets, the proposal is necessary.